Exhibit 99.1

FOR IMMEDIATE RELEASE

Company contacts:	For more information:
Medicsight, Inc.	Investors:
Alex van Klaveren	The Ruth Group
1410 Broadway	Stephanie Carrington / Zack Kubow
22nd Floor	+1 646-536-7017 / 7020
New York, NY 10018	scarrington@theruthgroup.com
+1 646-468-8086	zkubow@theruthgroup.com
alex@medicexchange.com

Medicsight Transitions Business Development and Investor Relations Operations to New York City

Alex van Klaveren joins as Vice President, Investor Relations

LONDON, November 3, 2006 — Medicsight, Inc. (AMEX: MGT), parent company to both MedicExchange, an online multi-vendor sales channel for diagnostic, treatment and surgery planning solutions, and Medicsight PLC, a leading developer of computer-aided detection (CAD) technologies and software, announced today that the Company has opened a new office in New York City.  Medicsight’s business development and investor relations teams will work out of the new location, focusing on developing relationships with software partners for MedicExchange and with the investment community, respectively.

The Company also announced that Alex van Klaveren has joined Medicsight as Vice President, Investor Relations and will be working out of the New York office.  Mr. van Klaveren has worked closely with Medicsight’s investor relations team for the past 18 months.  Previously, he was Vice President, Investor Relations at U.S.-based Library of Life, Inc. www.libraryoflife.org.   Mr. van Klaveren received a M.A. (Honors) from The University of Edinburgh.

Tim Paterson-Brown, Chief Executive Officer, commented, “We look forward to strengthening our relationship with the investment community by having a New York base and developing new opportunities for our businesses.  Specifically, our business development team will be focused on developing relationships with software partners for MedicExchange, our unique online sales portal.   The New York office will also improve our travel logistics and communications between our United Kingdom, Asia and U.S. teams.”

Mr. van Klaveren commented, “I am delighted to join Medicsight at such an exciting time in the Company’s growth and look forward to strengthening our relations with the financial community.”

About Medicsight, Inc.

Medicsight, Inc. is the parent company to both Medicexchange.com, an online multi-vendor sales channel for diagnostic, treatment and surgery planning solutions, and to Medicsight PLC, a leading developer of computer-aided detection (CAD) technologies and software. Medicexchange.com, is an online multi-vendor sales channel for diagnostic, treatment and surgery planning solutions for cardiac, thoracic, orthopedic, women’s and abdominal imaging. Medicexchange.com provides these solutions in a low-cost, on-demand and digitally-downloadable format for medical imaging professionals, providing access to information and products that they would traditionally have difficulty accessing. The CAD technology, which is developed by its subsidiary, Medicsight PLC, is tested using one of the world’s largest databases of verified CT scan data. Medicsight PLC’s software solutions help clinicians identify, measure, and analyze suspicious pathology, such as colorectal polyps and lung lesions. The company’s CAD products include ColonCAD API, the first CAD technology available for CT colonography, and LungCAD API. Headquartered in London, Medicsight, Inc. employs more than 60 people and also has offices in the United States, Japan, and China. Product and company information can be found on www.medicsight.com. Stock symbol: MGT.

All forward-looking statements are made pursuant to the ‘safe harbor’ provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on current management expectations that involve risks and uncertainties that may result in such expectations not being realized. Potential risks and uncertainties include, but are not limited to, the risks described in company filings with the Securities and Exchange Commission.

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